UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 1, 2021

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 S. Capital of Texas Highway, Building 1, Suite 330, Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 716-0808

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	ITI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2021, the Company and Ramin Massoumi, the Company’s Senior Vice President & General Manager, Consulting Solutions, agreed that he would cease to serve as an employee of the Company effective December 31, 2021.

In connection with and upon Mr. Massoumi’s departure, the Company and Mr. Massoumi expect to enter into a severance and release agreement (the “Severance Agreement”). The Severance Agreement provides that, subject to Mr. Massoumi executing a general release in favor of the Company and otherwise complying with the terms of the Severance Agreement, Mr. Massoumi will receive a severance package in line with the Company’s existing executive severance plan following his separation from employment, including Mr. Massoumi’s current annual base salary of approximately $288,000, less applicable taxes and withholding, paid in equal installments for a 12 month period in accordance with the Company’s normal payroll practices, and COBRA premiums reimbursement for up to a 12 month period. Mr. Massoumi will also make himself available for consulting to the Company for up to six months, and his outstanding equity awards will continue to vest over that period.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the complete text of the Severance Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2021
ITERIS, INC.,
a Delaware corporation

	By:	/S/ DOUGLAS L. GROVES
Douglas L. Groves
Chief Financial Officer